May 4, 2001



Mr. Duncan Soukup
Acquisitor Plc
190 The Strand
London WC2R 1JN
England

Dear Mr. Soukup:

We are in receipt of your letter, dated April 24, 2001, by which you requested board representation. In view of Acquisitor's holding 411,400 shares of stock, or approximately 15%, the Board would be willing to add a qualified representative of Acquisitor to the Board of Directors of Datron Systems Incorporated provided Acquisitor agrees to drop its other requests as indicated below. The addition of one such director would provide Acquisitor representation on the Board in direct proportion to Acquisitor's stock ownership.

As has been noted in some of our past conversations, we share a desire to enhance shareholder value. You are concerned with enhancing value for shareholders of Acquisitor, while our Board desires to enhance value for all the shareholders of Datron. The Board of Directors of Datron Systems does not find your corporate governance proposals consistent with the protection of all Datron shareholders, particularly minority shareholders. Accordingly, the Board does not support any of the corporate governance changes requested in your letter of April 24, 2001.

If Acquisitor chooses to drop the requested changes and if Acquisitor has a suggested candidate for our Board, please provide this information and his or her qualifications at your earliest convenience.

Very truly yours,


D. A. DERBY
D. A. DERBY
Chairman, President
Chief Executive Officer

DAD:pf